EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to Registration Statements (Form S-8 No. 33-81238) pertaining to the Copart 1994 Employee Stock Purchase Plan, (Form S-8 No. 333-93887) pertaining to the Copart 1994 Employee Stock Purchase Plan, (Form S-8 No. 333-90612) pertaining to the Copart 2001 Stock Option Plan, (Form S-8 No. 333-112597) pertaining to the Copart 1994 Employee Stock Purchase Plan, (Form S-8 No. 333-148506) pertaining to the Copart 2007 Equity Incentive Plan, (Form S-8 No. 333-159946) pertaining to the Copart, Inc. Stand Alone Stock Option Award Agreement dated April 14, 2009 between Copart, Inc. and Willis J. Johnson and the Copart, Inc. Stand Alone Stock Option Award Agreement dated April 14, 2009 between Copart, Inc. and A. Jayson Adair, in the Registration Statement (Form S-8 333-193244) pertaining to the 2007 Equity Incentive Plan, as amended and restated, the Copart, Inc. Stand Alone Stock Option Award Agreement dated December 16, 2013 between Copart, Inc. and Vincent W. Mitz and the Copart, Inc. Stand Alone Stock Option Award Agreement dated December 16, 2013  between Copart, Inc. and A. Jayson Adair, and in the Registration Statement (Form S-8 333-201316) pertaining to the Copart, Inc. 2014 Employee Stock Purchase Plan, of our reports dated September 25, 2015, with respect to the consolidated financial statements of Copart, Inc. and the effectiveness of internal control over financial reporting of Copart, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2015.

/s/ Ernst & Young LLP

Dallas, Texas
September 25, 2015